Exhibit 10.2

CREDIT AGREEMENT

THIS AGREEMENT effective as of the 24th day of October, 2022,

BETWEEN:

PICOMOLE INC., a corporation duly existing under the laws of Canada,

(hereinafter referred to as the “Borrower”)

OF THE FIRST PART,

- and -

ROMEO GOGUEN, resident of Moncton in the Province of New Brunswick,

(hereinafter referred to as “Lender”)

OF THE SECOND PART;

WHEREAS the Borrower has requested that the Lender loan to the Borrower, and the Lender has agreed to loan, the aggregate sum of up to Five Million Four Hundred Thousand Dollars ($5,400,000.00) on the terms and conditions hereinafter set forth, which such amounts so advanced shall (subject to the terms hereof) be converted into common shares in the capital of the Borrower and;

AND WHEREAS for the duration of the Agreement, on a commercially reasonable basis, the Borrower will endeavour to raise an additional Five Million Four Hundred Thousand Dollars ($5,400,000) to reach the capitalization milestone required to achieve its 2023-2025 Strategic Plan.

AND WHEREAS the Borrower has had success raising capital from New Brunswick investors through the use of the New Brunswick Small Business Investment Tax Credit (“NSBITC”) and by directing investors to register accounts with Olympia Trust Company for Tax Free Savings Accounts and Registered Savings Plans, it is the intent of the Borrower to continue with the NBSBITC, as allowed by the tax incentive program, for the duration of this Agreement and to continue to work with Olympia Trust Company to increase value for investors;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties contained herein, the sum of ten dollars ($10.00) paid by each party hereto to each of the other parties hereto and other good and valuable consideration, (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), it is agreed as follows:

ARTICLE One
DEFINITIONS AND INTERPRETATION

1.1.	Definitions. In this Agreement unless something in the subject matter or context is inconsistent therewith:

(a)	“Advance” means an advance by the Lender to the Borrower of funds forming part of the Loan in accordance with the terms of this Agreement;

(b)	“Agreement” means this loan agreement;

(c)	“Board of Directors” means the board of directors of the Borrower;

(d)	“Business Day” means any day other than a Saturday or Sunday or holiday on which Canadian chartered banks are open for business in Moncton, New Brunswick;

(e)	“Common Shares” has the meaning set forth in Section 2.5;

(f)	“Control” shall have the meanings attributed thereto in the Canada Business Corporations Act, and the regulations thereunder as amended from time to time;

(g)	“Conversion Price” has the meaning set forth in Section 2.5;

(h)	“Event of Default” means any of the events specified in Section 5.1;

(i)	“Loan” has the meaning set forth in Section 2.1;

(j)	“Loan Shortfall” has the meaning set forth in Section 2.10;

(k)	“Maximum Principal” has the meaning set forth in Section 2.1;

(l)	“Monthly Limit” means the sum of Three Hundred Thousand Dollars ($300,000.00) per calendar month less the amount of cash invested by other parties (the amount of cash invested attributed to the Monthly Limit to be mutually agreed by the Lender and the Borrower);

(m)	“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator or other legal representative;

(n)	“Share Reorganization” has the meaning set forth in Section 2.6;

(o)	“Term” has the meaning set forth in Section 2.4; and

(p)	“Total Advances” has the meaning set forth in Section 2.10.

ARTICLE Two
AMOUNT AND TERMS OF THE LOAN

2.1.	The Loan. The Lender hereby agrees that on the terms and subject to the conditions set forth herein it will make a loan in the total principal amount of up to Five Million Four Hundred Thousand Dollars ($5,400,000.00) (the “Maximum Principal”) to the Borrower (the “Loan”).

2.2.	Advances. The Borrower shall avail itself of the Loan during the Term by providing written notice to the Lender of a request for an Advance (denoting the principal amount of the Advance and the date the Advance is requested) via email to an email account designated by the Lender in writing. Provided an Event of Default has not occurred and is continuing, Advances shall be deposited by the Lender to the account designated by the Borrower within seven (7) Business Days of a duly-completed request for an Advance or on such later date as may be specified in the Borrower’s notice. Notwithstanding anything else herein, the Lender shall have no obligation to fulfil a request for an Advance if doing so would result in cumulative Advances to the Borrower in any calendar month exceeding the Monthly Limit. For greater certainty, cumulative Advances in a calendar month that are less than the Monthly Limit shall not rollover to any subsequent month so as to increase the Monthly Limit for that month.

2.3.	Record of Advances. The disbursement of funds made pursuant to Section 2.1 hereof shall be recorded by the Lender and the Lender shall provide the Borrower with an updated statement of account on a monthly basis. Absent manifest error, the Lender’s calculations of the principal amount of the Loan outstanding from time to time shall be binding on the Borrower.

2.4.	Term and Termination. The term of the Loan will expire 18 months from the date of the first Advance (the “Term”) provided that each party shall have the right to terminate this Agreement on three (3) months prior written notice to the other party. The Lender shall have no obligation to make further Advances to the Borrower upon the expiry (or earlier termination) of this Agreement.

2.5.	Mandatory Conversion. Every three calendar months during the Term (with the first of such dates falling on January 18th, 2023) the outstanding principal amount of the Loan as of such date shall be converted into fully-paid non-assessable Class A common shares of the Borrower (“Common Shares”) as presently constituted, at a price per Common Share to be issued equal to $0.75 (the “Conversion Price”). The Borrower shall promptly take all such necessary corporate action as may be necessary to issue and deliver to the Lender a share certificate evidencing such Common Shares. Upon such conversion, the Borrower shall have no further liability or obligation to pay to the Lender that portion of the Loan so converted, and the Lender shall be treated as having become a holder of record of such Common Shares at that time.

2.6.	Conversion Price Adjustment. The Conversion Price and the number of Common Shares issuable upon conversion of the Loan shall be subject to adjustment from time to time as hereinafter provided:

(a)	If and whenever at any time after the date hereof the Corporation:

(i)	issues Common Shares, or securities exchangeable for or convertible into Common Shares, to all or substantially all of the holders of Common Shares as a stock dividend (other than a dividend paid in the ordinary course);

(ii)	makes a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares (other than a dividend paid in the ordinary course);

(iii)	subdivides, re-divides or changes its outstanding Common Shares into a greater number of Common Shares; or

(iv)	reduces, combines, or consolidates its outstanding Common Shares into a smaller number of Common Shares;

(any of such events in clauses (i), (ii), (iii) and (iv) being called a “Share Reorganization”), then the Conversion Price shall be adjusted effective immediately after the record date or the effective date, as the case may be, at which the holders of Common Shares are determined for the purpose of the Share Reorganization, by multiplying the Conversion Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the “Total Shares” on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the Total Shares on such effective date or record date immediately after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date). To the extent that any adjustment in the Conversion Price occurs pursuant to this subsection as a result of a distribution or stock dividend of securities convertible into or exchangeable for Common Shares, the Conversion Price shall be readjusted immediately after the expiration of any relevant exchange or conversion right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and shall be further readjusted in such manner upon expiration of any such further right.

(b)	If and whenever at any time after the date hereof there is a reclassification of the Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities, or any other capital reorganization (other than a Share Reorganization), or a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding shares or a change of shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”, the Lender shall be entitled to receive, and shall accept for the same aggregate consideration, in lieu of the number of Common Shares to which the Lender was previously entitled upon such conversion, the aggregate number of shares, other securities or other property which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which it was previously entitled upon conversion. The Borrower shall take all steps necessary to ensure that, following a Capital Reorganization, the aggregate number of shares, other securities or other property to which the Lender would be entitled on conversion shall be deliverable in the event of such conversion. Any such adjustment shall be made by and set forth in an amendment to this Agreement approved by the directors and which shall for all purposes be conclusively deemed to be an appropriate adjustment.

(c)	If and whenever at any time after the date hereof the Corporation shall issue Common Shares or securities convertible or exchangeable for Common Shares in an arm’s length financing transaction (and excluding, for greater certainty, Common Shares or other securities issued pursuant to any incentive stock option plan of the Corporation or any securities or rights thereto existing as at the date of this Agreement) for consideration (or conversion price or exercise price, as applicable) per Common Share less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that the Conversion Price shall equal such offering price and the number of Common Shares issuable to the Lender upon conversion of principal of the Loan shall be proportionately increased.

2.7.	Legend. The Common Shares issued upon due conversion under this Agreement shall be imprinted with a legend in substantially the form set out in the Shareholders Agreement dated March 31, 2022 among the Borrower and certain of its shareholders, including the Lender.

2.8.	Interest. The Borrower and the Lender agree that the Loan shall be non-interest bearing.

2.9.	Prepayment. The Borrower shall not be entitled to prepay the outstanding indebtedness hereunder or any portion thereof.

2.10.	Conversion of Unadvanced Portion of Loan. If, immediately prior to the expiry of the Term, cumulative Advances to the Borrower during the Term (the “Total Advances”) are less than the Maximum Principal (the “Loan Shortfall”), the Lender may, at its option, by payment in immediately available funds to the Borrower of the Loan Shortfall, or any part thereof, subscribe for and receive that number of Common Shares (rounded to the nearest whole number) as is calculated by dividing the amount of the Loan Shortfall by the Conversion Price. For greater certainty, the price adjustment provisions of Section 2.6 hereof shall apply to any such subscription by the Lender.

2.11.	Board of Directors. The Borrower agrees that during the term of the Loan, the Borrower’s management will nominate and recommend the Lender, or a representative of the Lender acceptable to the Borrower, to be elected as a director at each of the Borrower’s annual general meeting of the shareholders.

2.12.	Board Observer. During the term of the Loan, the Borrower shall be entitled to nominate an observer who shall be entitled to notice of and to attend and participate in the discussions at Board of Directors’ meetings and shall be entitled to receive the same documents and other information for such meetings as if he/she was a director of the Borrower. Any such observer shall be provided with notice of Board of Directors’ meetings in the same manner as all other directors but shall not be entitled to vote at such meetings. Initially, the observer shall be Stephanie Lewis and such observer shall execute a confidentiality agreement in a form satisfactory to the Borrower, acting reasonably.

ARTICLE Three
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1.	Borrower’s Representations, Warranties and Covenants. The Borrower hereby covenants with and represents and warrants to the Lender, and acknowledges and confirms that the Lender is relying on such covenants, representations and warranties in connection with entering into this agreement, that:

(a)	it is a corporation duly existing and in good standing under the laws of its jurisdiction;

(b)	it is duly registered and qualified to carry on business, and has and will continue to have all requisite authority, licences and permits to carry on the business of the Borrower;

(c)	it has taken all necessary corporate action to authorize the creation, execution, delivery and performance of this Agreement, borrow the money under the Loan, and observe and perform the provisions of this Agreement in accordance with its terms;

(d)	the borrowing of money by the Borrower, entering into this Agreement and compliance with the terms and conditions of the Agreement:

(i)	has not resulted in or will not result in, a violation of the articles or by-laws of the Borrower or any resolutions passed by the Board of Directors or shareholders of the Borrower; and

(ii)	has not resulted in, and will not result in, a breach of any applicable law, rule, regulation, order, judgment, injunction, award or decree;

(e)	the Borrower has the power and is duly authorized to borrow the moneys hereunder and to enter into, execute, deliver and perform this Agreement;

(f)	there are no actions, suits, investigations or proceedings pending or threatened affecting the Borrower or any of its assets before any Court, arbitrator, agency, commission, board or governmental or quasi governmental entity which may materially adversely affect the financial condition, business or operations of the Borrower and affect the ability of the Borrower to perform any of its obligations under this Agreement;

(g)	there are no judgments or executions filed or pending against the Borrower or against any of its properties and assets;

(h)	the Borrower has not made any assignment for the benefit of creditors nor has any receiving order been made against it under the provisions of the Bankruptcy Act, nor has any petition for such an order been served upon it nor are there any proceedings in effect under the provisions of the Winding-Up Act or the Companies’ Creditors Arrangement Act; and

(i)	the Borrower is not subject to any claims by its employees, arising from salary or benefits, and all such salary and benefits have been paid to date.

3.2.	Survival. The covenants, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and notwithstanding such execution and delivery and regardless of any investigation made by or on behalf of the Lender with respect thereto, shall continue in full force and effect until the repayment in full of all indebtedness.

ARTICLE Four
AFFIRMATIVE COVENANTS

4.1.	Borrower’s Affirmative Covenants. So long as any of the indebtedness under the terms of this Agreement or any instrument or document incidental hereto, remains unpaid, the Borrower covenants and agrees with the Lender as follows:

(a)	the Borrower shall comply, in all material respects with all applicable laws, rules, regulations and orders applicable to the Borrower, its assets, or its business;

(b)	the Borrower shall duly observe and conform to all valid requirements of any governmental authorities relative to the conduct of its business or to its properties or assets;

(c)	the Borrower shall maintain and keep in full force and effect its corporate existence and all licenses and permits necessary to ensure the proper conduct of its business, including without limitation, preserving and maintaining all of its proprietary rights;

(d)	the Borrower shall pay all of its obligations and liabilities when due, including (without limitation) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any property securing any obligations hereunder; provided, however, that (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) nothing in this subsection shall require it to observe or conform to any requirements of a governmental authority, or to pay any obligation or liability, so long as the validity of those requirements shall be contested in good faith by appropriate proceedings diligently prosecuted and provided that provision is made to the satisfaction of the Lender for the eventual payment thereof in the event it is found that such are payable by the Borrower;

(e)	the Borrower shall furnish to the Lender prompt notice of all actions, suits and proceedings before any court, tribunal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Borrower or its business, operations or properties;

(f)	the Borrower shall furnish to the Lender promptly after the Lender’s request, such information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request;

(g)	the Borrower will immediately give the Lender written notice of any condition or event which has resulted, may result in or would with passage of time result in:

(i)	a material adverse change in the Borrower’s business, properties, conditions or operations, financial or otherwise;

(ii)	a breach in any material respect of or non-compliance in any material respect with any term, condition or covenant contained herein or in any document delivered pursuant hereto;

(iii)	a material breach or non-compliance with any term, condition or covenant of any material contract to which the Borrower is a party or by which it or its property may be bound;

(iv)	the occurrence of any Event of Default as defined in Article 5.1 hereof;

(h)	the Borrower will maintain, with financially sound and responsible companies, insurance in such form and in such amounts and against such risks as is customarily carried by companies engaged in the same or a similar business and operating like properties, including (i) insurance on its properties against loss or damage by fire or other hazard; and (ii) adequate insurance against liability on account of or damage or injury to persons and property; and

(i)	the Borrower is not subject to any claims by its employees, arising from salary or benefits, and all such salary and benefits have been paid to date.

ARTICLE Five
DEFAULT

5.1.	Events of Default. An Event of Default shall be deemed to have occurred if any of the following events occur:

(a)	if the Borrower neglects to carry out, or fails to observe any representation, warranty or covenant in this Agreement, or in any related certificate or other document delivered pursuant hereto provided the Borrower shall have fifteen (15) days to make good such default before the Borrower shall be deemed to be in default;

(b)	if the Borrower ceases or threatens to cease carrying on its business, or if a petition is filed, an order is made or an effective resolution is passed for the winding-up or liquidation of the Borrower;

(c)	if the Borrower shall become insolvent, or shall make a bulk sale of its assets, a general assignment for the benefit of its creditors, a proposal under the Bankruptcy and Insolvency Act (Canada) (or any comparable law) or if a bankruptcy petition is filed or presented with respect to the Borrower;

(d)	if a custodian, receiver, receiver and manager, or any other officer with similar powers shall be appointed in respect of the Borrower’s properties;

(e)	if an encumbrancer shall lawfully take possession of the property of the borrower which, in the opinion of the Lender, represents a substantial portion of the property;

(f)	if a distress or execution or any similar process is levied or enforced against the Borrower’s property (or a substantial part of it, in the opinion of the Lender), and such process remains unsatisfied for such period of time as would permit such property or such portion thereof to be sold or seized;

(g)	if any representation, warranty, or covenant contained in this Agreement was false or misleading in any material respect at the time the borrower made such representation, warranty or covenant;

(h)	if, without the prior written consent of the Lender, the outstanding shares of the Borrower are sold, assigned, transferred, hypothecated, or if additional shares of the Borrower are issued to a person not presently a beneficial owner of the shares such that a change of Control of the Borrower results; or

(i)	if the Borrower shall be in default under any other written agreement entered into with or in favour of the Lender at any time;

5.2.	Rights of Lender Upon Default. Upon the occurrence of an Event of Default, the Lender may, in addition to any other rights or remedies provided for herein or at law or in equity, declare the indebtedness to be immediately due and payable and the same shall forthwith become immediately due and payable, whereupon the same shall become so payable without presentation, demand, protest or further notice of any kind, all of which are hereby waived by the Borrower. The Borrower shall forthwith pay to the Lender the indebtedness.

5.3.	Waiver of Default. The Lender may at any time waive in writing any default, which may have occurred pursuant to this Article Five. Such waiver shall in no way extend to or be taken in any manner whatsoever to affect any subsequent default or the rights or remedies resulting therefrom.

5.4.	Remedies Cumulative. Each of the remedies available to the Lender is a separate remedy and in no way is a limitation on any one or more of the other remedies otherwise available to the Lender.The rights and remedies herein expressly specified are cumulative and not exclusive. The Lender may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available herein, or any other remedy available to it at law or equity, and such rights, powers, remedies, and recourses may be exercised concurrently or individually without the necessity of any election.

5.5.	Termination of Lender’s Obligations. The occurrence of an Event of Default shall relieve the Lender of all its obligations hereunder.

ARTICLE Six
CONDITIONS PRECEDENT

6.1.	Conditions Precedent to Loan. The Lender’s obligation to lend the money comprising the Loan and to complete the Advance is conditional upon and subject to the satisfaction of the following conditions precedent, the satisfaction of which shall be in the sole determination of the Lender:

(a)	a copy of a resolution of the Board of Directors of the Borrower approving the terms of this Agreement and authorizing the execution of same and any and all documents required in connection with this Agreement;

(b)	no material adverse change in the business operations of the Borrower since the date of the disclosure provided to the Lender for approval of the Loan shall have occurred;

(c)	the representations and warranties set out in this Agreement are true and correct;

(d)	no event shall have occurred which would constitute an Event of Default by the Borrower; and

(e)	the Lender shall have received all other documents, certificates, and instruments as the Lender and the Lender’s counsel may reasonably require.

ARTICLE Seven
GENERAL CONTRACT PROVISIONS

7.1.	Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery, registered mail, postage prepaid, or email PDF to such other party as follows:

To the Lender at:

Romeo Goguen

400 Collishaw Street,

Moncton, NB E1C 0B4

Email: romeo@wildwoodindustries.com

To the Borrower at:

Picomole Inc.

191 Halifax Street,

Moncton, NB E1C 9R6

Email: stephen.graham@picomole.com

Attention: Stephen Graham, Chief Executive Officer

or at such other address as the parties agree in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, five (5) Business Days following the day of the mailing thereof. If regular mail service shall be interrupted by strikes or other irregularities, all such Notices during the period that regular mail service shall be interrupted shall be given by personal delivery, or email PDF.

7.2.	Additional Considerations. The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

7.3.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

7.4.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the agreement.

7.5.	Assignment. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns and shall not be assigned be either party without prior written consent of the other party.

7.6.	Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

7.7.	Headings for Convenience Only. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

7.8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to conform to the non-exclusive jurisdiction of the Courts of the Province of New Brunswick and the judicial center of Moncton.

7.9.	Plurality and Gender. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word “person” shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

7.10.	Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first Business Day following such non-Business Day.

7.11.	Severability. If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this agreement.

7.12.	Conflict. In the event of any conflict or discrepancy between the provisions of this Agreement and any other collateral agreements, the provisions of this Agreement shall govern.

7.13.	Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

7.14.	Transmission by Facsimile and Electronic Means. The parties hereto agree that this Agreement may be transmitted by facsimile or electronic mail and that the reproduction of signatures by facsimile or electronic mail shall be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

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IN WITNESS WHEREOF the parties have duly executed this Loan Agreement on the date first above written.

PICOMOLE INC.

Per:	/s/ Stephen Graham

I have authority to bind the Corporation

/s/ Romeo Goguen
ROMEO GOGUEN